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                                                                    EXHIBIT 10.1

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                               NASHUA CORPORATION

                                    (SELLER)

                                       AND

                    EQUITY INDUSTRIAL PARTNERS CORP. (BUYER)

                          DATED AS OF NOVEMBER 6, 2006


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                                TABLE OF CONTENTS

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
                                                                            PAGE
                                                                            ----
ARTICLE 1  PURCHASE AND SALE AGREEMENT...................................     6
   1.1     Agreement to Purchase and Sell................................     6
   1.2     Definitions...................................................     6

ARTICLE 2  THE PROPERTY..................................................     8
   2.1     Description of the Property...................................     8
   2.2     Lease-Back....................................................     8

ARTICLE 3  PURCHASE PRICE; DEPOSIT; ADJUSTMENTS..........................     9
   3.1     Purchase Price................................................     9
   3.2     Deposit.......................................................     9
   3.3     Balance of Purchase Price.....................................     9
   3.4     Prorations of Taxes...........................................     9
   3.5     Prorations of Contracts and Prepaid Expenses..................    10
   3.6     Utilities.....................................................    10
   3.7     Rent Prorations...............................................    10
   3.8     Uncollected Rents.............................................    10
   3.9     Estimates.....................................................    11
   3.10    Adjustment Payments...........................................    11
   3.11    Calculation of Prorations.....................................    11
   3.12    Seller's Closing Costs........................................    11
   3.13    Buyer's Closing Costs.........................................    11
   3.14    Closing Statement.............................................    11
   3.15    Survival......................................................    11

ARTICLE 4  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.........    12
   4.1     Seller's Representations and Warranties.......................    12
   4.2     Seller's Covenants............................................    13
   4.3     Buyer's Representations and Warranties........................    14
   4.4     Hazardous Materials Indemnities...............................    14
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
ARTICLE 5  ACCESS, INSPECTION, DILIGENCE.................................    15
   5.1     Inspections...................................................    15
   5.2     Property Investigations.......................................    15
   5.3     Disclosure....................................................    16
   5.4     Indemnity/Insurance...........................................    16
   5.5     Due Diligence Materials.......................................    16
   5.6     Inspection Period.............................................    16
   5.7     Extension of Inspection Period................................    17

ARTICLE 6  TITLE AND SURVEY..............................................    17
   6.1     Title and Survey Review.......................................    17
   6.2     Title Objection...............................................    17
   6.3     Seller's Cure of Title Objections.............................    17
   6.4     Required State of Title.......................................    17
   6.5     Personal Property.............................................    18

ARTICLE 7  CONDITIONS TO SELLER'S AND BUYER'S PERFORMANCE................    18
   7.1     Conditions to Seller's Obligations............................    18
   7.2     Conditions to Buyer's Obligations.............................    18

ARTICLE 8  CLOSING.......................................................    19
   8.1     Closing.......................................................    19
   8.2     Seller's Closing Deliveries...................................    19
   8.3     Buyer's Closing Deliveries....................................    20
   8.4     Delivery of Deposit...........................................    21

ARTICLE 9  CASUALTY AND CONDEMNATION.....................................    21
   9.1     Damage or Destruction/Eminent Domain..........................    21
   9.2     Major Casualty................................................    21
   9.3     Material Condemnation.........................................    22

ARTICLE 10 BROKERAGE COMMISSIONS.........................................    22
   10.1    Representations and Indemnity.................................    22
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
ARTICLE 11 DEFAULT, TERMINATION AND REMEDIES.............................    22
   11.1    Seller Default................................................    22
   11.2    Buyer Default.................................................    23

ARTICLE 12 MISCELLANEOUS.................................................    23
   12.1    Assignment....................................................    23
   12.2    Notices.......................................................    24
   12.3    Interpretation................................................    25
   12.4    Captions......................................................    25
   12.5    No Third-Party Beneficiaries..................................    25
   12.6    Amendments....................................................    25
   12.7    Integration...................................................    25
   12.8    Choice of Law.................................................    25
   12.9    Counterparts..................................................    25
   12.10   Business Day..................................................    26
   12.11   Time of the Essence...........................................    26
   12.13   Use of Proceeds to Clear Title................................    26
   12.14   Submission not an Offer or Option.............................    26

ARTICLE 13 IRS FORM 1099-S DESIGNATION...................................    26
   13.1    Designee......................................................    26
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Nashua-Equity P&S                  Page 4 of 55                 November 6, 2006

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                                    SCHEDULES

SCHEDULE 2.1(a)   Description of the Real Property
SCHEDULE 2.1(g)   Leases
SCHEDULE 2.1(e)   Description of Personal Property
SCHEDULE 2.1(f)   Description of Intangible Property
SCHEDULE 2.2      Nashua Lease
SCHEDULE 2.2(A)   Collateral Access Agreement
SCHEDULE 3.2      Form of Deposit Escrow Agreement
SCHEDULE 4.1(b)   List of Legal Proceedings
SCHEDULE 4.1(f)   List of Contracts
SCHEDULE 4.2(f)   Form of Tenant Estoppel Certificate
SCHEDULE 4.2(h)   Form of Post-Closing Remediation Agreement
SCHEDULE 5.1      Access and Indemnity Agreement dated August 1, 2006
SCHEDULE 5.5      Due Diligence Materials
SCHEDULE 5.5(a)   List of Additional Environmental Reports
SCHEDULE 8.1      Form of Escrow Closing Instructions
SCHEDULE 8.2(a)   Form of Warranty Deed
SCHEDULE 8.2(b)   Form of Bill of Sale and General Assignment
SCHEDULE 8.2(c)   Form of Assignment of Leases
SCHEDULE 8.2(d)   Form of Assignment and Assumption of Contracts
SCHEDULE 8.2(h)   Form of FIRPTA Affidavit
SCHEDULE 8.2(j)   Form of Tenant Notice Letter
SCHEDULE 13.1     Form of IRS Form 1099-S


Nashua-Equity P&S                  Page 5 of 55                 November 6, 2006
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                           PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is entered into as of the sixth day of November, 2006 by and between Nashua Corporation, a Massachusetts corporation (the "Seller") having an address of 11 Trafalgar Square, Nashua, New Hampshire 03063 and Equity Industrial Partners Corp., a Massachusetts corporation (the "Buyer") having an address of 145 Rosemary Street, Suite E, Needham, Massachusetts 02494.

                                    RECITALS

Seller is the owner of the Property (as defined in Section 2.1 below). Seller desires to sell the Property to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

                                    ARTICLE 1
                           PURCHASE AND SALE AGREEMENT

1.1  AGREEMENT TO PURCHASE AND SELL.

In consideration of the mutual undertakings and covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller agrees to sell the Property to Buyer and Buyer agrees to buy the Property from Seller on and subject to the terms and conditions contained in this Agreement.

1.2  DEFINITIONS.

"Additional Environmental Documents" shall mean the environmental reports and other documents to be made available for inspection as set forth on Schedule 5.5(a).

"Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Appurtenances" shall have the meaning set forth in Section 2.1(b).

"Assigned Contracts" shall have the meaning set forth in Section 4.2(j).

"Assignment of Leases" shall have the meaning set forth in Section 8.2(c).

"Broker" shall have the meaning set forth in Section 10.1.

"Building Condition Report" [INTENTIONALLY DELETED]

"Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Closing" shall have the meaning set forth in Section 8.1.

"Closing Date" shall have the meaning set forth in Section 8.1.

"Cure Period" shall have the meaning set forth in Section 6.1.


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"Deposit" means Five Hundred Thousand Dollars ($500,000.00) to be paid into escrow upon the execution and delivery hereof, plus any interest accrued thereon.

"Deposit Escrow Agreement" shall have the meaning set forth in Section 3.2.

"Designee" shall have the meaning set forth in Section 13.1.

"Due Diligence Materials" shall have the meaning set forth in Section 5.5.

"Eminent Domain Taking" shall have the meaning set forth in Section 9.2.

"Environmental Reports" shall mean the reports to be delivered as set forth on
Schedule 5.5.

"Escrow Agent" shall mean First American Title Insurance Company.

"Hazardous Materials" shall have the meaning set forth in Section 4.1(q).

"Improvements" shall have the meaning set forth in Section 2.1(a).

"Inspection Period" [INTENTIONALLY DELETED]

"Intangible Property" shall have the meaning set forth in Section 2.1(f).

"Interim Lease" [INTENTIONALLY DELETED]

"IRS" shall have the meaning set forth in Section 13.1.

"Land" shall have the meaning set forth in Section 2.1(a).

"Leases" shall have the meaning set forth in Section 2.1(g).

"Legal Holiday" means a day that banks in New Hampshire are regularly closed.

"Monetary Liens" shall have the meaning set forth in Section 6.1.

"Permitted Exception" shall have the meaning set forth in Section 6.1.

"Property" shall have the meaning set forth in Section 2.1.

"Purchase Price" shall have the meaning set forth in Section 3.1.

"Real Property" shall have the meaning set forth in Section 2.1(d).

"Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Seller's Knowledge" shall mean the actual, current knowledge, without investigation, of John L. Patenaude, Seller's Vice President - Finance/CFO and Treasurer.

"Survey" shall have the meaning set forth in Section 6.1.

"Survival Period" shall have the meaning set forth in Section 4.1.

"Title Company" shall mean First American Title Insurance Company.

"Title Evidence" shall have the meaning set forth in Section 6.1.

"Title Objections" shall have the meaning set forth in Section 6.1.


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                                    ARTICLE 2
                                  THE PROPERTY

2.1  DESCRIPTION OF THE PROPERTY.

The "Property" consists of the following:

          (a) Approximately forty-eight (48) acres of land located at 57 and 59 Daniel Webster Highway, Merrimack, Hillsborough County, New Hampshire and more particularly described in Schedule 2.1(a) attached hereto (the "Land");

          (b) all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the "Appurtenances");

          (c) all improvements located on the Land, including primarily two buildings (collectively, the "Improvements");

          (d) The fixtures and equipment used in connection with the operation of the Improvements (which fixtures and equipment, together with the Land, Appurtenances and Improvements, is collectively referred to as the "Real Property");

          (e) the tangible personal property, if any, described in Schedule 2.1(e) attached hereto (the "Personal Property");

          (f) all of the interest of Seller to the intangible personal property, if any, described on Schedule 2.1(f) attached hereto (the "Intangible Property");

          (g) all of Seller's interest in the Leases listed on Schedule D (the "Leases"); and

          (h) all of Seller's interest in the contracts, if any, described in
Schedule 4.1(f) attached hereto (the "Contracts") to the extent consent of any third party is not required.

     2.2 LEASE-BACK.

At Closing, Seller and Buyer shall enter into a lease agreement (the "Nashua Lease") for approximately 155,503 rentable square feet of the building located on the Property at 59 Daniel Webster Highway, in substantially the form attached hereto as Schedule 2.2. The Nashua Lease shall provide for a mutually-agreeable division of facility and building system management between Buyer and Seller. At Closing, Seller shall deliver a budget for operation of the Improvements containing reasonable compensation for any management and maintenance activities undertaken by Seller. Seller's lenders have conditioned their loans to Seller in the course of its business activity on Buyer's entering into a Collateral Access Agreement in the form hereto as Schedule 2.2(a), and Buyer shall execute such agreement in final form acceptable


Nashua-Equity P&S                 Page 8 of 55                  November 6, 2006

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to Buyer, Seller, and LaSalle Bank National Association as Administrative Agent
for said lenders.

                                    ARTICLE 3
                      PURCHASE PRICE; DEPOSIT; ADJUSTMENTS

3.1  PURCHASE PRICE.

On the Closing Date, the Buyer agrees to pay EIGHTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($18,500,000.00) (the "Purchase Price"), subject to adjustment and as otherwise provided herein.

3.2  DEPOSIT.

Seller's Attorney holds Buyer's check for $100,000.00. Upon the execution of this Agreement, Buyer will deposit with the Escrow Agent the balance of the Deposit to secure Buyer's obligations under this Agreement, upon doing which Seller's Attorney will return Buyer's check. The Escrow Agent will maintain the Deposit and disburse the Deposit pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Schedule 3.2 (the "Deposit Escrow Agreement").

3.3  BALANCE OF PURCHASE PRICE.

On the Closing Date Buyer shall pay the Purchase Price less the Deposit, subject to the adjustments provided for herein, by wire transfer of immediately available federal funds or by cashier's, treasurer's or bank certified check; and direct the Escrow Agent to apply the Deposit towards the Purchase Price.

3.4  PRORATIONS OF TAXES.

All real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing (regardless of whether such taxes and special assessments are then due and payable or delinquent). If the tax statements for the fiscal year during which the Closing Date occurs are not finally determined, then the tax figures for the immediately prior fiscal year will be used for the purpose of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such tax figures are finalized. All special assessments which may be amortized over a number of years will be prorated as of the Closing Date, with Seller responsible only for the period ending on the day prior to the Closing Date. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (i) for all tax periods occurring prior to the applicable tax period in which the Closing occurs will be retained by and paid exclusively to Seller and (ii) for the applicable tax period in which the Closing occurs will be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys' and consultants' fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. After the Closing, Buyer will be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this


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Agreement and for any later period. Buyer and Seller will cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

3.5  PRORATIONS OF CONTRACTS AND PREPAID EXPENSES.

To the extent contracts with respect to the Property are not terminated pursuant to Section 4.2(g) below, prepaid or past due amounts under any Assigned Contracts will be prorated and adjusted as of the Closing Date. Buyer will be charged for those prepaid expenses allocable to any period after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security or other deposits.

3.6  UTILITIES.

Seller will cause all meters for electricity, gas, water, sewer or other utility usage at the Property to be read on the Closing Date. Seller will pay all charges for such utility charges which have accrued on or prior to the Closing Date provided, however, that if and to the extent such charges are paid directly by tenants, no such reading or payment shall be required. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utility charges to the extent unpaid will be prorated and adjusted as of the Closing Date based on the most recent bills.

3.7  RENT PRORATIONS.

Collected rents for the then current period; and security deposits; prepaid rentals; common area maintenance charges; promotional charges; service charges; tax charges; and all other incidental expenses and charges paid by tenants under the Leases, in each case to the extent collected for the current period and any future periods, will be apportioned and full value shall be adjusted and prorated as of the Closing Date. Except for any Interim Leases, all lease commissions, improvement allowances and improvement commitments payable or to be performed, before or after the Closing Date, with respect to the Leases shall be charged to Seller as an adjustment at the Closing. Buyer will be responsible for lease commissions, improvement allowances and improvement commitments payable or to be performed, before or after the Closing Date, with respect to the Interim Leases.

3.8  UNCOLLECTED RENTS.

All rentals and other charges payable in arrears and uncollected and all other uncollected rents (including common area maintenance charges, charges for services provided by Seller as lessor under the Leases payable by the tenants thereunder, and adjustments and reconciliations thereto) for the current and prior rental periods, less the reasonable third party out-of-pocket expenses of collection thereof, will be apportioned (if and when collected by either party), but shall not be adjusted at Closing. As to any tenants that are delinquent in the payment of rent on the Closing Date, Buyer shall use reasonable efforts (but shall not be required to commence legal action) to collect or cause to be collected such delinquent rents following the Closing Date. Any and all rents so collected by Buyer following the Closing (less a deduction for all reasonable collection costs and expenses incurred by Buyer) will be successively applied
(x) one-half to the rent then due and payable and (y) one-half to such unpaid rent in order of decreasing delinquency. Any rent payment made by a tenant that is identified or designated by such tenant as payment of any


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delinquent rent shall be applied to such delinquent rent. If all or part of any rents or other charges received by Buyer following the Closing are allocable to Seller pursuant to the foregoing sentence, then such sums will be promptly paid to Seller. Seller reserves the right to collect delinquent rents owed to Seller and to pursue any damages remedy Seller may have against any tenant with respect to such delinquent rents, but will have no right to exercise any other remedy under any Lease (including, without limitation, termination or eviction).

3.9  ESTIMATES.

In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, at Seller's option, those adjustments will be made on the basis of good faith estimates of Seller using currently available information, and final adjustments shall be made within six (6) months after the Closing Date on the basis of such precise figures as have been determined or become available.

3.10 ADJUSTMENT PAYMENTS.

The net amount of all adjustments to be made under this Article 3 will be paid on the Closing Date in immediately available funds. All post-closing adjustments will be made in immediately available funds.

3.11 CALCULATION OF PRORATIONS.

All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.

3.12 SELLER'S CLOSING COSTS.

At the Closing, Seller shall pay and be responsible for the amount due for (i) one-half of the real estate transfer tax imposed on the total consideration paid for the Real Property by RSA 78-B or any other tax or charge substituted therefor imposed in connection with the consummation of the transaction contemplated hereby; (ii) recording charges for any instrument which releases or discharges any lien as required by Article 6 hereto; one-half of the fees, if any, charged by Escrow Agent; and (iii) Seller's counsel's fees and expenses.

3.13 BUYER'S CLOSING COSTS.

At the Closing, Buyer shall pay and be responsible for (i) one-half of the real estate transfer tax imposed on the total consideration paid for the Real Property by RSA 78-B; (ii) recording charges (other than as listed in Section
3.13 above); (iii) charges necessary to obtain the survey described in Section
6.1 below; (iv) charges necessary to obtain the title insurance policy and all endorsements thereto described in Section 6.1.1 below; (v) one-half of the fees, if any, charged by Escrow Agent; and (vi) Buyer's counsel's fees and expenses.

3.14 CLOSING STATEMENT.

Seller or Escrow Agent will prepare a draft closing statement at least two (2) days prior to the Closing.

3.15 SURVIVAL.

The provisions of Article 3 will survive the Closing.


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                                    ARTICLE 4
              REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

4.1  SELLER'S REPRESENTATIONS AND WARRANTIES.

Seller makes the representations and warranties to Buyer which are set forth below, as of the date of this Agreement and as of the Closing Date. Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (ii) that, other than as specifically set forth below in this Section 4.1, Seller is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title (other than Seller's limited warranty of title set forth in the Warranty Deed), zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith. Buyer shall purchase the Property on the Closing Date in its "AS IS, WHERE IS AND WITH ALL FAULTS" condition, without any representation or warranty whatsoever, including but not limited to the condition of the roofs of all buildings in their current condition, with equipment attached, as aforesaid, except as set forth in this Section 4.1.

          (a) This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller's organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject.

          (b) To the best of Seller's Knowledge, except as set forth in Schedule 4.1(b) attached hereto, there are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Seller's Knowledge, threatened against Seller which could have a material adverse effect on any portion of the Property, Seller's interest therein, or Seller's ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          (c) To the best of Seller's Knowledge, there is no pending condemnation action against the Property.

          (d) There are no leases, licenses, occupancy or related agreements or tenancies affecting the Property other than the Leases.

          (e) The copies of the Leases Seller has delivered or shall deliver hereunder are true, accurate and complete.


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          (f) Except as listed on Schedule 4.1(f) there are no material contracts or agreements related to the use, ownership or operation of the Property. The copies of the contracts listed on Schedule 4.1(f) Seller has delivered or shall deliver hereunder are true, accurate and complete;

          (g) Except as described in the Environmental Reports listed on
Schedule 5.5 and the Additional Environmental Documents listed on Schedule 5.5(a), Seller's use of hazardous materials in its operations at the Property have not, to the best of Seller's Knowledge, resulted in releases of contaminants at the Property in violation of state or federal environmental standards.

          (h) Seller is not a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Buyer with an affidavit to this effect at Closing in the form provided on Schedule 8.2(h).

          (i) Except as described in the Environmental Reports listed on
Schedule 5.5 and the Additional Environmental Documents listed on Schedule 5.5(a), Seller has not received any notice of material violations of legal requirements from any governmental authority.

     The representations and warranties contained herein may be relied upon by the party receiving the same and shall survive the Closing Date for a period of twelve (12) months from and after the Closing Date (the "Survival Period"). In the event a written claim is made within the Survival Period, the Survival Period shall toll with respect to such claim while such claim is outstanding. Buyer shall not make any claim on account of a breach of representations or warranties unless and until the aggregate measure of such claims exceeds two percent (2%) of the Purchase Price. In no event shall the aggregate liability for Seller to Buyer for any breach of any representation or warranty set forth in this Section 4.1 exceed the Purchase Price.

4.2  SELLER'S COVENANTS.

Seller hereby covenants and agrees with Buyer that:

          (a) At all times from the execution of this Agreement to the Closing Date, it shall maintain the Property in substantially the same condition as the same is in as of the date of this Agreement, subject only to reasonable use and wear and the terms of Article 9 hereof.

          (b) At all times from the execution of this Agreement to the Closing Date, it shall maintain such casualty insurance on the Improvements as is presently carried.

          (c) From and after the date hereof through the Closing Date, Seller shall not (i) enter into any leases affecting the Property or any portion thereof or (ii) cancel, terminate, extend or materially modify the terms of any Lease or Permitted Exception, (iii) apply any security deposit; (iv) enter into any other agreements with respect to the sale or long term lease of the Property or any portion thereof, or (v) take any action that will encumber the Property after Closing, in each case without the prior written consent of Buyer.

          (d) From and after the date hereof through the Closing Date, Seller shall not enter into any new contracts or agreements or place any encumbrance on the Property, if such


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contract or encumbrance would survive the Closing hereunder, without the prior written consent of Buyer.

          (e) Seller agrees to terminate as of the Closing Date, any property management, leasing brokerage and service contract or agreement relating to the Property unless Buyer requests otherwise, by written notice to Seller prior to the expiration of the Inspection Period. Any service contracts or agreements which are designated by Buyer as contracts or agreements which should not be terminated shall be assigned, which assignment shall be without recourse to Seller, to Buyer at Closing (the "Assigned Contracts").

          (f) Seller shall prepare tenant estoppel certificates for each tenant in the form of Schedule 4.2(f) attached hereto and submit the same to all tenants.

          (g) Seller shall assign, which assignment shall be without recourse to Seller, all warranties relating to the Property to Buyer at Closing.

          (h) At Closing, Seller shall execute a Post-Closing Remediation Agreement in the form attached as Schedule 4.2(h).

4.3  BUYER'S REPRESENTATIONS AND WARRANTIES.

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer's organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer is subject.

4.4  HAZARDOUS MATERIALS INDEMNITIES.

Seller shall indemnify Buyer, Buyer's lenders and their respective successors and assigns against all costs and damages (including reasonable attorney's fees) resulting from (i) the environmental condition of the Real Property as of the Closing Date; (ii) any environmental contamination of the Real Property after the Closing Date to the extent the same is due to any act or omission of Seller or any affiliate of Seller or any of their respective employees, contractors, invitees, representatives or agents; or (iii) Seller's breach of the Post-Closing Remediation Agreement to be executed pursuant to Section 4.2(h). This indemnity is conditioned on Buyer:

          (a) providing written notice to Seller of any claim or action within the earlier of (1) thirty (30) days of the receipt of notice by Buyer of any present or pending claim or action with respect to environmental conditions at the Real Property, or the incurring of any cost related to the same, or (2) fourteen (14) days prior to the due date of any required filing or notice with a court or other governmental agency, including but not limited to any appearance, answer or other pleading, related to such claim or action;


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          (b) permitting Seller to control all communications with the proponent of any such claim or action and to make all decisions, including (without limitation) any decision on choice of counsel, settlement or compromise, with respect to the defense of the same, provided that without limiting Seller's discretion and control, Seller shall use reasonable efforts to keep Buyer informed on the status of such claim or action and to consider Buyer's timely-submitted views on settlement or compromise of such claim or action;

          (c) cooperating with Seller in the defense of any claim or action, including (without limitation) providing any and all necessary access to areas of the Real Property not leased by Seller; and

          (d) providing notice of the provisions of this Section 4.4 in any transfer of the Real Property.

The provisions of this Section 4.4 shall survive the Closing or any earlier termination of this Agreement.

                                    ARTICLE 5
                          ACCESS, INSPECTION, DILIGENCE

5.1  INSPECTIONS.

Seller agrees that Buyer and its authorized agents or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours upon forty-eight (48) hours advance written notice to Seller to make such investigations, studies and tests, including tenant interviews, surveys, and engineering studies, as Buyer deems necessary or advisable, subject to the conditions of this Article 5 and the Access and Indemnity Agreement between the parties dated August 1, 2006 and attached as Schedule 5.1.

5.2  PROPERTY INVESTIGATIONS

All investigations made by Buyer will be at Buyer's sole cost and expense, will be performed without causing any damage to the Property and without undue interference with the normal business operations of the Premises, including without limitation, the rights of tenants at the Property, and will be performed in the presence of one or more of Seller's representatives. Buyer shall not cause any adverse impact to the Property and will restore the Property in a timely manner at Buyer's sole cost to the condition that existed immediately prior to the Property Investigations. The investigations may consist of, without limitation, (1) an update of the Survey; (2) a structural investigation of the Improvements and a resulting Building Condition Report; and (3) a Phase I Environmental Site Assessment satisfying ASTM standards and satisfactory to Buyer (all investigations of the Property or any materials regarding the ownership, management, use or operation of the Property are collectively called the "Property Investigations"). With respect to any invasive Property Investigations (e.g. Phase II environmental site assessments), Buyer will obtain Seller's advance approval of the scope of any proposed activities, particularly as they may involve the investigations of ground water or subsurface soil conditions, and allow one or more of Seller's representatives to be present during


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any such activities. Buyer will promptly provide Seller, at Seller's request, with a copy of any report, draft report or evaluation ("Reports") which indicates the presence of hazardous substances on the Property or the violation of any applicable law, or any other Report prepared in connection with the Property investigations. Except as specifically provided below, Buyer agrees to keep confidential and not to disclose the results of its Property Investigations or the contents of any Reports.

5.3 DISCLOSURE. In the event that Buyer determines that Buyer is required by applicable law to notify a federal, state or local governmental agency or any other party with respect to the conditions at the Property as a result of any Property Investigation, Buyer shall immediately notify Seller and Seller shall make such disclosure as Seller determines appropriate. If Seller determines not to notify such public agency or other party after such notice and Buyer feels that Buyer is still required by law to make such disclosure and so notify Seller, Seller will hire an independent consultant reasonably approved by Buyer to make the determination for Seller of whether such public disclosure is required and such determination will be binding upon both Buyer and Seller.

5.4  INDEMNITY/INSURANCE.

Buyer assumes all risks associated with the Property Investigations and Indemnifies, defends and holds Seller, its members, principals, agents, representatives, attorneys and employees harmless against any and all claims, actions, suits, demands, losses, liabilities, damages, costs and/or expenses (including without limitation attorneys' fees and costs) on account of any act, omission or negligence by Buyer or Buyer's agents or employees in connection with the Property Investigations. Buyer agrees at all times during the entries onto the Property that Buyer will procure and maintain in effect commercial general liability insurance on an occurrence basis (including contractual liability, contractor's protective liability, personal injury and property damage coverage) in a combined single limit of at least One Million Dollars ($1,000,000), with a deductible of no more than $50,000, employer's liability in the amount of not less than One Million Dollars ($1,000,000) (each accident) and the statutory limit with respect to workers compensation and will provide Seller with evidence of such insurance coverage prior to the first entry onto the Property. Such insurance may be maintained directly by Buyer or by Buyer's members or contractors, provided that Buyer is named on any and all such policies as either a named insured or an additional insured. The provisions of this Section 5.4 shall survive Closing or earlier termination of this Agreement.

5.5  DUE DILIGENCE MATERIALS.

Seller has provided Buyer with the information and materials listed on Schedule
5.5 attached hereto (the "Due Diligence Materials"). All such materials have been delivered in their "as-is" condition without any representations or warranties to the accuracy thereof. Seller shall, during normal business hours, upon advance written request by Buyer make all books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Seller's files relating to the construction, operation and maintenance of the Property (including without limitation the Additional Environmental Documents set forth on Schedule 5.5(a)) available to Buyer to inspect and copy at Buyer's expense.

5.6  INSPECTION PERIOD.


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[INTENTIONALLY DELETED]

5.7  EXTENSION OF INSPECTION PERIOD.

[INTENTIONALLY DELETED]

                                    ARTICLE 6
                                TITLE AND SURVEY

6.1  TITLE AND SURVEY REVIEW.

Buyer will cause to be prepared for its benefit any title insurance commitments, including such affirmative insurance and endorsements as Buyer may desire. Buyer will also cause to be prepared an update of the ALTA survey provided by Seller and listed on Schedule 5.2 (the "Survey") of the Real Property (any such title commitment and the survey are referred to as the "Title Evidence").

6.2  TITLE OBJECTION.

Within fifteen days after the date hereof, Buyer shall make any written objections ("Title Objections") to the form and/or contents of the Title Evidence as Buyer may wish and provide the same to Seller along with copies of the Title Evidence. Buyer's failure to make Title Objections with respect to a particular matter within such time period will constitute a waiver of Title Objections with respect to a particular matter. Any matter shown on such Title Evidence and not objected to by Buyer shall be a "Permitted Exception" hereunder.

6.3  SELLER'S CURE OF TITLE OBJECTIONS.

Seller may, in its sole discretion, attempt to cure any Title Objections raised by Buyer, and any such attempt shall not obligate it to expend in excess of ten thousand dollars ($10,000.00 (except with regard to Monetary Liens, below). If Seller notifies Buyer in writing that it elects not to attempt to cure any title objections raised by Buyer, then Buyer may within three (3) days of receipt of such notice, terminate this Agreement and receive a refund of the Deposit in accordance with the Deposit Escrow Agreement. If Buyer fails to give such notice of termination, it shall proceed to Closing without any reduction in the Purchase Price. Notwithstanding the foregoing, with respect to voluntary liens securing payment of an ascertainable amount ("Monetary Liens"), Seller shall remove or cure by payment of funds from Closing. The Closing shall be extended for a period of up to thirty (30) days to permit Seller to cure any Title Objections which it elects to attempt to cure (the "Cure Period"). Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the date of the Title Insurance Commitment and which are not consented to by Buyer under the terms hereof. Buyer shall have the right to a dollar-for-dollar adjustment under Article 3 in favor of Buyer in the amount of any Monetary Liens which are unsatisfied on the Closing Date. If any Title Objections remain uncured prior to Closing, Buyer will have the option as its sole and exclusive remedies to (i) terminate this Agreement and receive a refund of the Deposit in accordance with the Deposit Escrow Agreement or (ii) proceed to close without any reduction in the Purchase Price. If Buyer elects the latter, any uncured Title Objections shall be deemed Permitted Encumbrances.

6.4  REQUIRED STATE OF TITLE.


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At the Closing, Seller shall convey by warranty deed to Buyer (or to Buyer's nominee) good and clear record and marketable fee simple title to all of the Real Property free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

     (a)  The lien, if any, for real estate taxes not yet due and payable;

     (b)  The Leases;

     (c)  The Permitted Exceptions; and

     (d)  Provisions of existing building and zoning laws.

6.5  PERSONAL PROPERTY.

At the Closing, Seller shall convey to Buyer by bill of sale substantially in the form attached hereto as Schedule 8.2(b) the Personal Property [and the Intangible Property, if any].

                                    ARTICLE 7
                 CONDITIONS TO SELLER'S AND BUYER'S PERFORMANCE

7.1  CONDITIONS TO SELLER'S OBLIGATIONS.

The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

     (a) The representations and warranties made by Buyer in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Buyer shall deliver a certificate to such effect at Closing;

     (b) Buyer having performed in all material respects all monetary covenants and all material obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date; and

     (c) Buyer shall have paid, and Seller shall have received, the Purchase Price, as adjusted and prorated hereunder;

7.2  CONDITIONS TO BUYER'S OBLIGATIONS.

The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

     (a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;


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     (b) Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

     (c) All service and maintenance contracts not approved by and being assigned to Buyer shall have been terminated in accordance with Section 4.1(g) above;

     (d) Receipt by Buyer at least five days prior to the Closing of estoppel certificates in the form attached as Schedule 4.2(f), dated within thirty
     (30) days of the Closing Date, from the tenants under the Leases; and

     (e) Subject to Article 9 hereof, between the expiration of the Inspection Period and the Closing Date there shall have occurred no material adverse change in (i) the condition of the Property or (ii) title to the Property, such as the appearance of title matters not previously disclosed in the Title Commitment.

                                    ARTICLE 8
                                     CLOSING

8.1  CLOSING.

The consummation of the transaction contemplated in this Agreement (the "Closing") shall occur at the offices of Title Company in escrow pursuant to instructions in the form set forth on Schedule 8.1 at 10:00 a.m. on November 29, 2006 (the "Closing Date"). It is agreed that time is of the essence in this Agreement.

8.2  SELLER'S CLOSING DELIVERIES.

On the Closing Date Seller shall deliver the Real Property free and clear of occupants other than tenants under the Leases and the Nashua Lease, and the Improvements (except for such areas as are leased to the tenants under the Leases) free and clear of all of Seller's personal property not conveyed hereunder and of all property of such tenants (except for such property as is contemplated by the Leases and used in the ordinary course of such tenants' businesses. Seller shall further deliver or cause to be delivered at its expense each of the following items to Buyer:

     (a) A duly executed and acknowledged warranty deed or deeds conveying the Real Property to Buyer with title as provided in Section 6.3, such deed or deeds to be in the form attached hereto as Schedule 8.2(a);

     (b) A duly executed bill of sale and general assignment conveying the Personal Property [and the Intangible Property, if any] to Buyer in the form attached hereto as Schedule 8.2(b);

     (c) A duly executed assignment and assumption agreement regarding the Leases and associated rents, contracts, deposits, escrow accounts etc. (the "Assignment of Leases") in the form attached hereto as Schedule 8.2(c);

     (d) A duly executed assignment and assumption of the Assigned Contracts and the Intangible Property (the "Assignment of Contracts") together with original counterparts of the Assigned Contracts and any warranties and guaranties and agreements governing the Intangible Property in the form attached as Schedule 8.2(d).


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     (e) A certificate or certificates of non-foreign status from Seller in the form attached hereto as Schedule 8.2(e);

     (f) Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under Leases), mechanic's or materialmen's liens from Buyer's title policy;

     (g) Evidence reasonably satisfactory to Buyer and the Title Company of Seller's authority to convey the Property pursuant to this Agreement in form and substance satisfactory to Buyer and the Title Company;

     (h) A counterpart original of the closing statement setting forth the Purchase Price, the closing adjustments and the application of the Purchase Price as adjusted;

     (i) Fully-executed originals of the estoppel certificates provided for in
     Section 7.2(d);

     (j) Original executed notices to tenants regarding the transfer of the Property in the form of Schedule 8.2(j) attached hereto;

     (k) Any and all transfer tax returns, declarations of value or other documents required to be signed by Seller under applicable law or necessary for recordation of the deed;

     (l) Evidence that all contracts relating to the Property (other than the Assigned Contracts) have been terminated;

     (m) All books, records, plans, specifications, contracts, agreements and other instruments or documents to the extent requested by Buyer and in the possession of Seller related to the construction, operation and maintenance of the Property;

     (n) Keys to all locks on the Property in Seller's possession or control, other than those required by Seller as Tenant under the Nashua Lease; and

     (o) A Certificate from Seller stating that all representations and warranties set forth in Section 4.1 hereof remain true, accurate and complete as of the Closing Date.

     (p) The Nashua Lease, executed by Seller.

8.3  BUYER'S CLOSING DELIVERIES.

On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

     (a) A counterpart original of the closing statement setting forth the closing adjustments;

     (b) Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Buyer;

     (c) A duly executed counterpart of the Assignment of Leases;

     (d) A duly executed counterpart of the Assignment of Contracts;


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

     (e)  The Nashua Lease, executed by Buyer; and

     (f)  The Collateral Access Agreement set forth on Schedule 2.2(a).

     (g)  The budget contemplated by Section 2.2.

8.4  DELIVERY OF DEPOSIT.

On the Closing Date the Escrow Agent will deliver or cause to be delivered the Deposit pursuant to the terms of the Deposit Escrow Agreement.

                                    ARTICLE 9
                            CASUALTY AND CONDEMNATION

9.1  DAMAGE OR DESTRUCTION/EMINENT DOMAIN.

Buyer is bound to purchase the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than $1,000,000.00 ("Damage Threshold Amount"), and any condemnation does not materially and adversely affect the use and value of the Property ("Immaterial Condemnation"). If Buyer is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing: (i) in the event of damage covered by insurance or an Immaterial Condemnation occurring during the period prior to Closing Date, Buyer shall receive a credit against the Purchase Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by the Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by the Seller as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of the Seller's insurance policy, and the Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the Closing; and
(ii) in the event of damage not covered by insurance, Buyer shall receive a credit (up to the Damage Threshold Amount) in the amount of the estimated cost to repair such damage.

9.2  MAJOR CASUALTY.

If any of the Improvements are damaged by fire or any other casualty (the cost for repair of which is reasonably estimated to exceed $1,000,000.00 and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

     (a) to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the deed, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller's deductible or


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     (b) to terminate this Agreement in which event the Escrow Agent shall return the Deposit pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

9.3  MATERIAL CONDEMNATION.

If any portion of or interest in the Property shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property, and such condemnation would materially and adversely affect the value of the Property ("Material Condemnation"), Seller shall give notice promptly to Buyer of such event, and Buyer shall have the option to terminate this Agreement by providing notice to Seller to such effect on or before the date which is ten (10) days from such notice or on the Closing Date, whichever occurs first, in which event the Escrow Agent shall return the Deposit pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other. If Buyer does not timely notify Seller of its election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such Material Condemnation, less any amounts reasonably expended by Seller in obtaining such award.

                                   ARTICLE 10
                              BROKERAGE COMMISSIONS

10.1 REPRESENTATIONS AND INDEMNITY.

Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than CB Richard Ellis - New England (the "Broker"). Seller is responsible for the compensation of the Broker pursuant to a separate agreement. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys' fees) arising from any claims for brokerage or finder's fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims (including without limitation any claim by Cushman & Wakefield) shall be based upon alleged arrangements or agreements made by Seller or on Seller's behalf. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys' fees) arising from any claims for brokerage or finders' fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer's behalf, including, but not limited to the Broker. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

                                   ARTICLE 11
                        DEFAULT, TERMINATION AND REMEDIES

11.1 SELLER DEFAULT.


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In the event that Seller breaches its obligations hereunder, the Buyer may elect the following as Buyer's sole and exclusive remedies: (i) elect to terminate this Agreement and receive the Deposit, in which event this Agreement shall be null and void without further recourse to either party hereto (other than with respect to those specific provisions herein which, by their terms, expressly survive termination), or (ii) take legal actions necessary to compel Seller's specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within sixty
(60) days after the occurrence of Seller's default. Buyer agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. In no event shall Seller be liable to Buyer for any other remedies, including any claims for any damages (except as expressly provided under item (i) above), including, without limitation, additional compensatory damages, special damages, consequential damages (including, without limitation, damages for lost profits, delay, changes in market conditions, etc.) or punitive damages, based upon any breach or default under this Agreement or any other act, error or omission by Seller (including lost profits) or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation or warranty (the foregoing is not, however, intended to preclude Buyer from recovering, in accordance herewith, its actual damages resulting from any breach of Seller's representations and warranties after Closing). Buyer further agrees that recourse for any liability of Seller under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited as set forth herein, and solely to (i) the Property, if Closing has not occurred, or (ii) following the Closing, the amount of the Purchase Price allocated and distributed to Seller. In no event shall Buyer seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Seller, nor shall any of the foregoing have any personal liability for any such obligations of Seller.

11.2 BUYER DEFAULT.

Should Buyer default in its obligation to close hereunder, Seller shall be entitled to receive the Deposit as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer's and Seller's reasonable estimate of such damages. The Deposit shall not, however, constitute liquidated damages in lieu of any indemnification obligations of the Buyer hereunder.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 ASSIGNMENT.

Buyer may not assign any of Buyer's rights or duties hereunder without the prior written consent of Seller, which consent may be withheld by Seller in its sole, absolute discretion. The


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covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement.

12.2 NOTICES.

Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) three (3) days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and first class mail, postage prepaid, (iii) the next day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when sent by facsimile during business hours, if and when acknowledged by the receiving party. All notices shall be addressed to Seller or Buyer, as the case may be, at the address or addresses or facsimile number set forth below or such other addresses as the parties may designate in a notice similarly sent. Any notice given by a party to Escrow Agent shall be simultaneously given to the other party. Any notice given by a party to the other party relating to its entitlement to the Deposit shall be simultaneously given to the Escrow Agent. Notices to Seller, Buyer and/or Escrow Agent shall be delivered as follows:

               If to Seller:

               Nashua Corporation
               Attn: John L. Patenaude, CFO
               11 Trafalgar Square
               Nashua, NH 03063
               Phone: (603) 880-2145
               FAX: (603) 880-2884

               with a copy to:

               Rath, Young & Pignatelli, P.C.
               One Capital Plaza
               Concord, NH 03302
               Attn: William F. J. Ardinger, Esq.
               Phone: (603) 226-2600
               FAX: (603) 226-2700

               If to Buyer:

               Equity Industrial Partners Corp.
               145 Rosemary Street, Suite E,
               Needham, Massachusetts 02494
               Attn: Donald A. Levine, President
               Phone: (781) 449-9000
               FAX: (781) 449-9050

               with a copy to:


Nashua-Equity P&S                 Page 24 of 55                 November 6, 2006

               Dionne & Gass LLP
               131 Dartmouth Street
               Suite 501
               Boston, MA 02116
               Attn: Richard D. Gass, Esq.
               Phone: (617) 723-3300
               FAX: (617) 723-4151

               If to Escrow Agent:

               Rath, Young & Pignatelli, P.C.
               One Capital Plaza
               Concord, NH 03302
               Attn: William F. J. Ardinger, Esq.
               Phone: (603) 226-2600
               FAX: (603) 226-2700

12.3 INTERPRETATION.

Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

12.4 CAPTIONS.

The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

12.5 NO THIRD-PARTY BENEFICIARIES.

Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.6 AMENDMENTS.

This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer's permitted assignee or permitted transferee).

12.7 INTEGRATION.

This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

12.8 CHOICE OF LAW.

This Agreement shall be construed under and in accordance with the laws of the State of New Hampshire.

12.9 COUNTERPARTS.


Nashua-Equity P&S                 Page 25 of 55                 November 6, 2006

This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart.

12.10 BUSINESS DAY.

In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or Legal Holiday, the date applicable shall be the next business day.

12.11 TIME OF THE ESSENCE.

Time is of the essence of this Agreement.

12.13 USE OF PROCEEDS TO CLEAR TITLE.

To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

12.14 SUBMISSION NOT AN OFFER OR OPTION.

The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

                                   ARTICLE 13
                           IRS FORM 1099-S DESIGNATION

13.1 DESIGNEE.

In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Schedule 13.1 at or prior to the Closing to designate Escrow Agent (the "Designee") as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.


Nashua-Equity P&S                 Page 26 of 55                 November 6, 2006

                  [Remainder of Page Intentionally Left Blank]


Nashua-Equity P&S                 Page 27 of 55                 November 6, 2006

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

                                        SELLER:


                                        By: /s/ John L. Patenaude
                                            ------------------------------------
                                            John L. Patenaude,
                                            Vice President-Finance /
                                            CFO and Treasurer


                                        BUYER:


                                        By: /s/ Donald A. Levine
                                            ------------------------------------
                                            Donald A. Levine, President


Nashua-Equity P&S                 Page 28 of 55                 November 6, 2006

                                 SCHEDULE 2.1(A)

                               DESCRIPTION OF LAND

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 29 of 55                 November 6, 2006

                                 SCHEDULE 2.1(E)

                                Personal Property

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 30 of 55                 November 6, 2006

                                 SCHEDULE 2.1(F)

                               Intangible Property

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 31 of 55                 November 6, 2006

                                 SCHEDULE 2.1(G)

                                     LEASES

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 32 of 55                 November 6, 2006

                                  SCHEDULE 2.2

                                  Nashua Lease

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 33 of 55                 November 6, 2006

                                 SCHEDULE 2.2(A)

                           COLLATERAL ACCESS AGREEMENT

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 34 of 55                 November 6, 2006

                                  SCHEDULE 3.2
                        FORM OF DEPOSIT ESCROW AGREEMENT

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 35 of 55                 November 6, 2006

                                 SCHEDULE 4.1(B)
                            LIST OF LEGAL PROCEEDINGS

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 36 of 55                 November 6, 2006

                                 SCHEDULE 4.1(F)
                                LIST OF CONTRACTS

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 37 of 55                 November 6, 2006

                                 SCHEDULE 4.2(F)
                       FORM OF TENANT ESTOPPEL CERTIFICATE

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 38 of 55                 November 6, 2006

                                 SCHEDULE 4.2(H)

                       POST-CLOSING REMEDIATION AGREEMENT

     This Post-Closing Remediation Agreement is entered into by and between Nashua Corporation, a Massachusetts corporation (the "Seller") and Equity Industrial Partners Corp., a Massachusetts corporation (the "Buyer") pursuant to that certain Purchase and Sale Agreement between Buyer and Seller dated as of November 6, 2006. Capitalized terms used but not defined herein shall have the meanings given them in the Purchase and Sale Agreement.

                                   WITNESSETH:

     WHEREAS, past releases of polychlorinated biphenyls ("PCBs") and toluene at the Real Property (the "Environmental Conditions") have been identified at the Real Property which will require ongoing monitoring and/or other corrective action;

     WHEREAS it is the intention of Buyer and Seller that the Buyer shall not be responsible for nor bear any of the costs associated with monitoring or remediating the Environmental Conditions; and

     WHEREAS, the parties desire to proceed to Closing prior to the completion of such monitoring and/or remediation.

     NOW, THEREFORE, in consideration of the foregoing and to induce Buyer to proceed with the closing, the parties agree as follows:

     1. ENVIRONMENTAL REMEDIAL ACTION PROCEDURES. Seller shall undertake and continue the remedial activities and groundwater monitoring obligations as referenced in the attached, unsigned letter from Seller's attorney to Buyer's attorney dated October 20, 2006 and entitled "Roberts Consulting Environmental Liabilities Memo and Cost Estimates, Nashua Corp. Facility, Merrimack" (hereinafter, the "Response Letter" and such activities, the "Remedial Activities"). Seller shall implement the environmental control systems outlined in the Response Letter, and shall provide the financial assurances outlined in the Response Letter, including putting in place at Closing a policy of environmental insurance reasonably satisfactory to the parties hereto as Exhibit
A. In the event of a conflict between the terms of this Post-Closing Remediation Agreement or the Purchase and Sale Agreement and the Response Letter, the terms of the Response Letter shall control.

     a. Seller shall undertake the Remedial Activities until groundwater concentrations have achieved Ambient Groundwater Quality Standards ("AGQSs") in monitoring wells for at least two consecutive sampling rounds, or until the NH Department of Environmental Services ("NHDES") provides a letter stating that no further action is required (an "NFA Letter").

     b. Seller will at its expense continue the groundwater monitoring and reporting required at the site in accordance with the Groundwater Management Permit (GWP-198711006-M-002), which will be maintained by Seller. Monitoring will discontinue once groundwater achieves


Nashua-Equity P&S                 Page 39 of 55                 November 6, 2006

AGQS for at least two consecutive sampling rounds or until the NHDES provides an NFA Letter.

     c. Buyer shall allow Seller to control all communications with NHDES and EPA and make all decisions, including (without limitation) any decision on choice of counsel, settlement or compromise, with respect to the Remedial Activities, provided that without limiting Seller's discretion and control, Seller shall keep Buyer reasonably informed of the progress of the Remedial Activities. Buyer and Seller shall designate an individual responsible for communication with each party and their environmental consultants with respect to the Remedial Activities and notify each other of the identity of such individual.

     d. Seller shall provide Buyer with reasonable advance notice of all Remedial Activities and reasonable opportunity to observe such activities. Buyer shall be entitled at its cost to obtain splits of any samples obtained in the course of conducting the Remedial Activities.

     e. Seller shall agree to diligently and expeditiously perform or cause to be performed all Remedial Activities to completion and in a commercially reasonable manner. Seller agrees to use its best efforts to avoid and minimize any damage to real or personal property or harm to any persons on the Real Property as well as to minimize any interference with or disruption of the Buyer's operations.

     f. Buyer shall cooperate with Seller to minimize the costs associated with the Remedial Activities, including (if necessary) providing reasonable access to areas of the Real Property not leased by Seller, and making Buyer's personnel available as may be reasonably required to review and prepare Remedial Activities plans and to implement the Remedial Activities.

     g. All Remedial Activities performed by or on behalf of Seller shall comply with State and federal health and safety requirements.

     h. If Seller fails to implement any Remedial Activity in accordance with the time frames set forth herein, Buyer may implement the same on Seller's behalf, and Seller shall promptly reimburse Buyer for costs incurred in doing so, including reasonable attorneys' fees. This right to cure Seller's breach is conditioned on Buyer having provided Seller with thirty (30) days' advance written notice of Seller's alleged failure and Buyer's intent to cure. If Seller has not begun to cure said failure within an additional thirty (30) days and to prosecute said cure diligently to completion, Buyer may undertake the Remedial Activity. However, Buyer will not be required to provide advance notice to Seller where the Buyer is required by the EPA or NHDES to undertake Remedial Activities that are necessary to prevent an imminent threat to public health or safety or an imminent threat of injury to property. In such event, Buyer shall notify Seller within two (2) business days after commencing such cure.

     i. Seller's obligations under this Agreement shall be deemed completed upon receipt of an NFA Letter. If for whatever reason the applicable governmental authority does not issue or ceases as a practice to issue a NFA letter, then a Remedial Activity shall be deemed completed upon receipt by Buyer of a certification from the environmental consultant that implemented the


Nashua-Equity P&S                 Page 40 of 55                 November 6, 2006

Remedial Activity stating that the Remedial Activity has been fully implemented and the applicable cleanup standard (the "Cleanup Standard") has been achieved.

     j. Seller shall, as soon as practicable upon completion of any Remedial Activity, reasonably restore any adversely affected portion of the property such that Buyer can continue its operation of the Real Property in the manner in which such operation was conducted immediately prior to the commencement of the Remedial Activity.

     k. Seller shall report all releases or other environmental conditions identified during or in connection with the implementation of the Remedial Activities to the appropriate governmental authorities and respond to those conditions to the extent required by applicable environmental law.

     2. DISPUTE RESOLUTION

          a. In the event of a dispute between Seller and Buyer regarding the proposed Cleanup Standard or whether the Remedial Action has achieved the Cleanup Standard, the parties shall have thirty (30) calendar days (the "Negotiation Period") to negotiate in good faith and attempt to resolve the dispute. The Negotiation Period shall commence upon the receipt by either side of written notice from the other that a dispute has arisen.

          b. In the event that the dispute cannot be resolved by the parties upon the expiration of Negotiation Period, the parties shall select an independent environmental professional mutually acceptable to both parties to mediate the dispute (the "Mediator"). The Mediator shall have no prior or existing financial interest in or relationship with either the Seller or the Buyer or any of their affiliates and may not be retained by Seller or Buyer in any capacity or at any time other than for dispute resolution.

          c. In the event that the parties cannot agree on a Mediator within two weeks following the expiration of the Negotiation Period, the parties shall retain an impartial alternative dispute resolution ("ADR") firm to select the Mediator. The ADR firm shall select a Mediator no later than ten (10) calendar days after the expiration of the Negotiation Period.

          d. The dispute shall be presented to the Mediator. The parties shall have the opportunity to make written submittals to the Mediator within thirty
(30) calendar days of the appointment of the Mediator (the "Dispute Resolution Period"). The parties may agree to extend the length of the Dispute Resolution if there have been delays beyond the control of the parties in completing any required investigation or if the investigation indicates additional technical information is required.

          e. The Mediator shall resolve the dispute in accordance with the terms of this Agreement and shall issue a written decision setting forth the basis for the resolution. The Mediator's decision shall become binding on the parties ten
(10) calendar days after the end of the Dispute Resolution Period.

          f. The party whom the Mediator rules against shall incur the expense of the Mediator.


Nashua-Equity P&S                 Page 41 of 55                 November 6, 2006

          g. In the event of a failure to comply with the decision of the Mediator, a party may enforce the Mediator's decision in a court of law in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. The parties hereby waive any statutory notice requirements that are inconsistent with the procedures set forth in this provision.

                          [Signature page(s) attached]


Nashua-Equity P&S                 Page 42 of 55                 November 6, 2006

     IN WITNESS WHEREOF, the parties have executed this Post-Closing Remediation Agreement as of the day and year first set forth above.

                                        SELLER:


                                        By:
                                            ------------------------------------
                                            John L. Patenaude,
                                            Vice President-Finance /
                                            CFO and Treasurer


                                        BUYER:


                                        By:
                                            ------------------------------------
                                            Donald A. Levine, President


Nashua-Equity P&S                 Page 43 of 55                 November 6, 2006

                                                                       Exhibit A
                           RATH, YOUNG AND PIGNATELLI
                        One Capital Plaza, P.O. Box 1500
                        Concord, New Hampshire 03302-1500



BY FEDERAL EXPRESS AND ELECTRONIC MAIL

October 20, 2006

Richard D. Gass, Esq.
Dionne & Gass LLP
131 Dartmouth Street, Suite 501
Boston, MA 02216

RE: ROBERTS CONSULTING ENVIRONMENTAL LIABILITIES MEMO AND COST ESTIMATES, NASHUA CORP. FACILITY, MERRIMACK

Dear Richard:

         We have reviewed Nancy Roberts' memorandum (the "Roberts Memo") to you dated September 29, 2006 regarding the environmental matters at the Merrimack plant facility. While we are fundamentally in agreement with many of her recommendations, we disagree on several of her assumptions, and find her cost estimates to be unduly conservative. Here are our point-by-point responses, corresponding to the various sections of the memo:

CURRENT OPERATIONAL LIABILITY

The Roberts Memo makes five specific recommendations for the lease between Nashua Corp. and Equity:

     1. "Upgrade the environmental control systems to prevent future releases of hazardous materials from manufacturing operations."

Proposed Response: We agree. Nashua Corp., with the help of its consultants, Haley & Aldrich, Inc., has identified and commenced the implementation of specific physical and programmatic improvements to its environmental control systems. These include:

             - Use of a checklist for fuel oil deliveries requiring personnel overseeing delivery to ensure that adequate capacity exists in storage tanks to prevent overfilling and spillage
             - Instituting an integrity testing regime for the Solvent Recovery System piping, in order to detect internal corrosion before leaks occur
             - Verifying the integrity of the SRS drainage piping embedded in the concrete slab between the surface and the secondary containment vault

Attorney Richard D. Gass, Esquire
October 20, 2006
Page 2

             - Installing splash guards or elevating existing berms on concrete catch basin beneath the SRS, and renewing the impermeable coating on the catch basin
             - Locking certain SRS piping valves open to prevent inadvertent closure and isolation of fluids which could expand in direct sunlight and rupture pipe union
             - Nashua Corp. has re-labeled SRS piping to indicate service and flow direction
             - Installing overhead clearance signs on outdoor SRS piping to prevent damage from vehicles
             - Implementing a system for documenting all maintenance done on the SRS piping and limiting such maintenance to designated, trained individuals
             - Testing the integrity of the 20,000-gallon UST used for emergency storage in the event of a release in Color Rooms #3 or #4
             -   Labeling process piping in the Color Rooms
             - Unifying and standardizing current spill reporting/pollution incident report forms
             -   Updating and obtaining third-party review of the SPCC plan
             - Designating a timetable, responsible individuals, review schedule and reporting chain for all of the foregoing measures

     2. "Provide a periodic report to the owner of the state of the environmental control systems."

Proposed Response: We Agree. Nashua Corp. will provide annual reports, during the lease term, of the state of the environmental control systems. After the termination or expiration of the lease, Nashua will continue to provide annual reports on environmental control systems which it continues to operate, if any, and shall provide copies of all reports which it is required to provide to regulatory authorities. In addition, Seller will reasonably cooperate with Buyer's requests to provide information to prospective lenders or purchasers.

     3. "Provide a complete assessment of environmental conditions at the time of shut-down of operations."

Proposed Response: We agree. Nashua Corp. will cooperate with Equity in obtaining an assessment if and when Nashua Corp. vacates the leased premises or ceases manufacturing operations.

     4. "Provide for removal of all solvent and hazardous materials storage and delivery systems when their use is terminated, unless the owner opts to retain those systems."

Attorney Richard D. Gass, Esquire
October 20, 2006
Page 3



Proposed Response: Nashua Corp. will do so. Both sides should determine whether removal of any system components would involve structural components of the building, roof, etc. before Nashua Corp. commits to this unconditionally.

     5. "Require some form of insurance or other financial instrument to protect against the owner being held liable for any cleanup required for releases during manufacturing operations."

Proposed Response: We agree. Nashua Corp. will provide an evergreen letter of credit in an amount sufficient to cover agreed operation, maintenance, and monitoring costs for current environmental conditions, as discussed below, and is pricing environmental insurance to cover costs of cleanup related to any future release.

PAST RELEASES

PCB RELEASE

Haley & Aldrich has advised that the risk of being required to do additional characterization is small, and there is little risk of being required to actively excavate the PCB contaminated soils. In 2002 Haley & Aldrich estimated the cost of a worst-case scenario of soil excavation for the remediation of the historical PCB releases. However, it was exactly that -- a worst-case, highly unlikely alternative for remediation. Since then, substantive discussions that Haley & Aldrich has had with EPA, based on the collection of additional favorable data, lead us to conclude that EPA will approve the installation of a cap over the PCB source area, continued monitoring of the groundwater, and the imposition of an Activity and Use Restriction (deed restriction) as the final remedy for PCB residuals. Therefore, the overall cost is projected to be minimal (around $50,000). Groundwater monitoring of PCBs will be included in the toluene monitoring program pursuant to the GMP.

UST PIPING RELEASE REMEDIATION AND GROUNDWATER MONITORING

Nashua Corp. agrees with the Roberts Memorandum that long-term (30 year) sampling and monitoring, coupled with operation and maintenance of the Air Sparge Barrier under a Groundwater Management Permit, would be necessary if no further remedial work were undertaken to reduce residual contamination in the former UST Piping Release area. Therefore, Nashua Corp. has agreed to relocate and operate the Air Sparge/Soil Vapor Extraction [AS/SVE] system to this former release area to accelerate removal and biodegradation of toluene, and meet Ambient Groundwater Quality Standards (AGQS) sooner. This technology has proven successful in the SRS area, and Nashua Corp is confident that this action will reduce the time needed to bring the site into compliance. Cost projections for this element of remediation and monitoring should be modified accordingly.

Attorney Richard D. Gass, Esquire
October 20, 2006
Page 4

In addition, Equity can and should assume that Nashua Corp. will undertake all of the required remedial and monitoring programs pertaining to the environmental site conditions for the five-year initial term of the lease, given Nashua Corp.'s commitment under the lease, its liquidity, its pro-active stance toward remediation, and its outstanding corporate reputation. Therefore, all third-party consultant costs for operation and maintenance of remedial and monitoring systems should be eliminated for the first five years. Notwithstanding the foregoing, which is only intended to support Nashua's cost estimates, Nashua reiterates its commitment to prosecute remedial activities and groundwater monitoring, beyond any expiration or termination of the lease, until no longer required to do so by State and federal environmental regulators.

As to the cost estimates and appropriate contingencies, please see the attached Tables, prepared by Haley & Aldrich, using the cost factors recommended by the NH Department of Environmental Services (NHDES) "Guidance Document for Preparation of Remedial Action Plans", Page 3, December 1996. There is no basis for applying cost factors that are more conservative than those required by NHDES.

Capital costs for installing the AS/SVE system are projected to be $198,000. Operation and maintenance is anticipated to cost $22,000 per year, yielding an inflation-adjusted present value of the five-year cost of approximately $100,000, and a total outlay of $300,000 [Table 1]. However, as noted above, Nashua Corp. should be credited for the costs of remedial systems and monitoring for the first five years, so the proposed letter of credit amount does not include the cost of installing and operating this system.

As a result of its aggressive operation of the AS/SVE system in the historical UST piping release area, Nashua Corp. expects groundwater concentrations to drop sufficiently to eliminate the need for the air sparge barrier system within fifteen years, rather than the thirty years currently projected. The expected annual operating cost is $29,000, and, giving credit to Nashua for operating the system for the first five years, the inflation-adjusted present value of the cost for the last ten years of third-party operation and maintenance of the Air Sparge Barrier (using the NHDES cost factors) is approximately $230,000 [Table 2].

Nashua acknowledges that PCB monitoring will have to continue for the full thirty years, since the AS/SVE operations are not expected to affect residual PCB concentrations. On the other hand, Nashua Corp.'s more aggressive cleanup actions should reduce the extent and duration of groundwater monitoring for residual toluene. Table 3 shows the expected annual costs, which reflect the more aggressive cleanup schedule using AS/SVE in the former UST piping area. This cost estimate also reflects a reduction of monitoring intensity over time, as is typical with DES on sites with long-term monitoring data, eventually being limited to testing and reporting for PCBs out to the 30 year period. The projected present value of the cost of the entire groundwater monitoring program, including GMP renewals, is approximately $342,000.

Attorney Richard D. Gass, Esquire
October 20, 2006
Page 5

SRS RELEASE

Given the limited nature of the 2000 spill at the SRS area and the site's rapid response to cleanup actions, Nashua Corp. is confident that the NHDES will concur with our recommendation to focus the AS/SVE operations on the much higher concentrations of toluene in the former UST Piping area, even if there is some groundwater rebound in the SRS area. Therefore, our cost projections above are applicable for further AS/SVE costs in the former UST Piping area only.

SUMMARY

The major differences in cost estimates from the Roberts Memo generally arise from differences in remedial scope [i.e., worst-case for the PCB remedy versus most likely case], a credit for the first five years of Nashua's operation of the remedial and monitoring systems at the site, and the discount factors applied for long-term monitoring and operation/maintenance of sparge barrier. The table below shows these general differences.

-------------------------------------------------------------------------------------------------------
REMEDIAL ELEMENT  ROBERTS' COST ESTIMATE  NASHUA COST ESTIMATE    DRIVERS OF MAJOR COST DIFFERENCES
-------------------------------------------------------------------------------------------------------
GW monitoring     $3.5M - $4.6M           $342,000                NHDES discount factoring used;
[VOCs & PCBs]     [includes Air Sparge                            assumes monitoring reduced to 20
                  barrier]                                        years for VOCs and remains 30 years
                                                                  for PCBs; shortened monitoring due
                                                                  to AS/SVE system operation in the
                                                                  former UST Piping area
-------------------------------------------------------------------------------------------------------
PCB remedy        $50K -- 1.5M            $0                      Capping versus excavation
-------------------------------------------------------------------------------------------------------
Sparge Barrier    Included above in GW    $230K                   Assumes Nashua Corp operates for
Operations        monitoring costs                                first 5 years, consultant last 10
                                                                  years; shortened operations due to
                                                                  AS/SVE system operation in the former
                                                                  UST Piping Area; NHDES factors used.
-------------------------------------------------------------------------------------------------------
AS/SVE            $150K - $200K [in SRS   $0                      Assumes 5 years of operations,
operations        area]                   [in UST Piping area]    maintenance, reporting by consultant
-------------------------------------------------------------------------------------------------------
TOTALS            $3.7M - $6.3M           $572,000
-------------------------------------------------------------------------------------------------------

Attorney Richard D. Gass, Esquire
October 20, 2006
Page 6

Based on these estimates, Nashua Corp. proposes to provide Equity with an evergreen letter of credit in the amount of $600,000 to secure the completion of its monitoring and remediation obligations. This amount will be sufficient to pay a third-party consultant beginning in the sixth year. In addition, the letter of credit will step down annually to equal the present discounted value of the remaining projected remediation and monitoring costs, as reasonably determined by the parties. Finally, Nashua Corp. anticipates securing environmental insurance for future release liability only. Such policy shall be reasonably acceptable to the parties, and the terms agreed upon prior to Closing.

         Please call me or Donald Sienkewicz when you have had a chance to review this with Ms. Roberts and your client. We are confident that we are close to reaching an agreement on this matter and proceeding to closing.

                                    Very truly yours,



                                    Sherilyn Burnett Young


cc (by electronic mail):   John L. Patenaude, Nashua Corp.
                           Andrew B. Albert, Nashua Corp.
                           Thomas G. Brooker, Nashua Corp.
                           Donna J. DiGiovine, Nashua Corp.
                           Suzanne L. Ansara, Nashua Corp.
                           Muriel S. Robinette, Haley & Aldrich

                                  SCHEDULE 5.1

                         ACCESS AND INDEMNITY AGREEMENT

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 45 of 55                 November 6, 2006

                                  SCHEDULE 5.5

                             DUE DILIGENCE MATERIALS

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 46 of 55                 November 6, 2006

                                  SCHEDULE 8.1
                       FORM OF ESCROW CLOSING INSTRUCTIONS

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 47 of 55                 November 6, 2006

Exhibit A:   Wire Instructions into Title Company

Exhibit B:   Warranty Deed

Exhibit C:   Bill of Sale and Assignment

Exhibit D:   Assignment of Leases

Exhibit E:   Assignment of Contracts

Exhibit F:   Non-Foreign Affidavit

Exhibit G:   Title Commitment

Exhibit H:   Instructions for Disbursement of Documents


Nashua-Equity P&S                 Page 48 of 55                 November 6, 2006

                                 SCHEDULE 8.2(A)

                              FORM OF WARRANTY DEED

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 49 of 55                 November 6, 2006

                                 SCHEDULE 8.2(B)

                   FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 50 of 55                 November 6, 2006

                                 SCHEDULE 8.2(C)

                          FORM OF ASSIGNMENT OF LEASES

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 51 of 55                 November 6, 2006

                                 SCHEDULE 8.2(D)

                 FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 52 of 55                 November 6, 2006

                                 SCHEDULE 8.2(H)

                            FORM OF FIRPTA AFFIDAVIT

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 53 of 55                 November 6, 2006

                                 SCHEDULE 8.2(J)
                          FORM OF TENANT NOTICE LETTER

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 54 of 55                 November 6, 2006

                                  SCHEDULE 13.1
                           1099 DESIGNATION AGREEMENT

                             [Intentionally Omitted]


Nashua-Equity P&S                 Page 55 of 55                 November 6, 2006